Exhibit 99.1

NEWS RELEASE
Visteon/Ford Transaction on Track to Close by September 30
Visteon Provides Update on Internal Accounting Review
VAN BUREN TOWNSHIP, Mich., Aug. 1, 2005 — Visteon Corporation (NYSE: VC) today announced that the transaction with Ford Motor Company remains on schedule to close on or before Sept. 30, 2005, as contemplated by the memorandum of understanding (MOU) announced on May 25, 2005. Visteon also reported on the status of the independent review being directed by the Audit Committee of the Board of Directors, as previously announced on May 10, 2005.
Update on Ford Agreements
Since announcing their MOU, Visteon and Ford have worked diligently to finalize the definitive agreements that will effectuate the transfer of approximately 24 North American facilities to a Ford managed entity. The parties have made significant progress toward signing definitive agreements, including resolving most of the significant transactional issues and receiving U.S. anti-trust and union approvals. Visteon and Ford remain committed to the goal of closing the transactions by Sept. 30, 2005 and both anticipate doing so.
“We are very pleased with the progress we’ve made and we are working to complete the definitive agreements as quickly as possible.” said Jim Palmer, Visteon executive vice president and chief financial officer. “Ford and Visteon have been working hard to define how Visteon will support the new entity, and have made significant progress. We still have some additional items that need to be resolved, and both parties are committed to resolving them.”
“Visteon’s bank lines are in place to provide funds until definitive agreements are finalized. We are looking forward to completing the negotiations and turning our attention to the future of our core operations,” said Palmer.
Visteon has also concluded, based on the probable successful outcome of its discussions with Ford, it is necessary to impair assets in both North America and Europe, which will result in a non-cash charge of approximately $1.1 billion in the second quarter 2005. In North America, charges of nearly $900 million will be recognized as the company reduces, to estimated fair value, the carrying value of assets related to the 24 facilities that will be transferred to Ford in conjunction with the pending transaction. In addition, Visteon will record a non-cash charge of approximately $250 million to reduce the carrying value of certain non-core fixed assets for drive line and engine air fuel systems primarily in Europe. Both of these charges will be recognized in Visteon’s cost of sales. Visteon had previously announced that it anticipated a second quarter, non-cash charge of approximately $1.3 billion related to the transaction with Ford. The amount to be recognized in the second quarter is lower due to higher than expected fair

Contact(s):
Media Inquiries	Investor Inquiries	Visteon Corporation
Jim Fisher	Derek Fiebig	One Village Center Drive
734-710-5557	734-710-5800	Van Buren Twp., Mich., 48111
jfishe89@visteon.com	dfiebig@visteon.com

values for the assets to be transferred. The company still expects to recognize a significant gain related to the closing of the transaction with Ford well in excess of these second quarter charges.
Although a secured loan from Ford was not yet available due to the delay in finalizing the definitive agreements, Visteon recently drew on its revised bank lines to fund today’s maturity of its $250 million of 7.95 percent notes and to provide additional liquidity for working capital needs associated with summer shut down at its primary customers. Visteon expects to repay a portion of the amount drawn on the bank lines when it receives the $250 million short term loan from Ford upon reaching the definitive agreements.
Update on Independent Review
On May 10, 2005, Visteon announced that the Audit Committee of the Board of Directors had initiated an independent review of the accounting for certain transactions originating in the company’s North American purchasing activity as a result of errors identified by management in its accruals for costs principally associated with freight and material surcharges that relate to prior periods and allegations regarding the conduct of a former senior finance employee responsible for the accounting oversight of these activities. The Audit Committee engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP as its outside counsel to advise it regarding the review. Navigant Consulting, forensic accountants, has been engaged by outside counsel to assist in the review. The transactions that have been the primary focus of the review to date, and the preliminary conclusions with respect to those transactions, are as follows:
•	It is the preliminary conclusion of this review that approximately $44 million of additional freight expenses should have been recorded in periods prior to December 31, 2004 for freight expenses payable to third parties for services provided prior to that time. These expenses include $13 million initially identified by the company in its May 10, 2005 release. Visteon’s unaudited pre-tax loss for the first quarter 2005 as presented in its press release dated April 27, 2005 were negatively impacted by approximately $26 million, net of required first quarter 2005 accruals, relating to adjustments for these prior period expenses.
•	It is the preliminary conclusion of this review that approximately $27 million of additional expenses for material surcharges should have been recorded in periods prior to December 31, 2004 for costs incurred prior to that time. These expenses include $18 million initially identified by the company in its May 10, 2005 release. Visteon’s unaudited pre-tax loss for the first quarter 2005 as presented in its press release dated April 27, 2005 included approximately $26 million relating to these 2004 expenses.
•	Other supplier expenses totaling approximately $6 million were recorded in the first quarter 2005 that should have been included in periods prior to first quarter 2005.
The review is not complete, and it is possible that the preliminary conclusions will change. The Audit Committee is continuing to review the accounting treatment of transactions originating in its North American purchasing activity and allegations regarding the conduct of a former senior finance employee responsible for the accounting oversight for these North American purchasing activities. It should also be noted that the preliminary and partial estimates of the accounting for the transactions noted above have not been the subject of a review or audit by Visteon’s independent registered public accounting firm, PricewaterhouseCoopers LLP.
Further, as a result of the review, Visteon has not filed its Form 10-Q for the first quarter of 2005, nor does it expect to file its Form 10-Q for the second quarter of 2005 prior to the August 9th deadline.

Visteon is not yet able to determine whether these items or any other adjustments that may be identified will require restatement of prior period results or further adjustments to the previously reported first quarter 2005 financial results. Therefore, Visteon is not currently able to determine the effects of all potential adjustments to its results of operations for any particular period, or whether these or other errors will result in the determination that one or more additional material weaknesses in the company’s internal control over financial reporting exist for purposes of Section 404 of the Sarbanes-Oxley Act.
As a result of Visteon’s inability to file its Forms 10-Q, it is not currently eligible to use Form S-3 to register its securities. In addition, it is not in compliance with its obligations to deliver to relevant parties its filings with the SEC as required under the indentures covering Visteon’s public debt. This delay does not result in an automatic event of default and acceleration of the long-term debt of Visteon.
Visteon expects to release preliminary unaudited financial information for the second quarter of 2005 at 7 a.m. on Aug. 8, 2005, based on the preliminary conclusions and assessments reached to date. A conference call is scheduled at 9 a.m. on the same day.
Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 70,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 24 countries.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s North American vehicle production volumes; our ability to enter into definitive agreements that reflect the terms of the memorandum of understanding with Ford and close the transactions that are contemplated in the memorandum of understanding; implementing structural changes that result from the closing of the transactions contemplated by the memorandum of understanding in order to achieve a competitive and sustained business; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our credit agreements; the results of the investigation being conducted by Visteon’s Audit Committee and the company’s inability to make timely filings with the SEC; the financial distress of our suppliers; our successful execution of internal performance plans and other cost-reduction and productivity efforts; charges resulting from restructurings, employee reductions, acquisitions or dispositions; our ability to offset or recover significant material surcharges; the effect of pension and other post-employment benefit obligations; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the year-ended December 31, 2004). We assume no obligation to update these forward-looking statements.
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